Exhibit 99.3
Trinity Industries, Inc.
Earnings Release Conference Call
Comments of Tim Wallace
Chairman, CEO and President
July 29, 2010
Thank you James, and good morning everyone.
Our businesses continue to confront a variety of market scenarios. We anticipate that each quarter will have its own unique challenges due to the continued uncertainty about the direction of the economy. Our liquidity continues to be strong at $1.1 billion.
During the past few months, we have experienced some unfortunate weather-related problems. In May, our Tennessee barge facility was flooded when the area received a large amount of rainfall during a 24-hour period. We are well underway towards a full recovery at this facility. Recently, some of our Mexico facilities were affected by Hurricane Alex and we had some minor delays at these facilities. I am very pleased by the way our personnel responded to the challenges associated with the floodings. My thoughts and prayers have been directed towards our employee’s families who suffered losses during these storms.
Market demand for our products in most of our businesses continues to fluctuate. We are seeing relatively steady demand for products manufactured by our highway-related businesses. The majority of our large businesses have order backlogs that should provide consistent production at lower than normal levels through the end of the year. All of our businesses are aggressively pursuing orders to maintain as much production continuity as possible. I am pleased that our railcar manufacturing business increased its order backlog during the 2nd quarter.
Our structural wind towers business is continuing to reshuffle its production schedules to accommodate customers. This reflects the uncertainty that remains in this industry. I am pleased with the ability of our wind towers business and our barge business to maintain respectable margins at decreased production levels. Our railcar leasing group is providing the most consistency in earnings. Our overall performance during the second quarter reflects the talents and hard work of our people; the diversification of our businesses; our emphasis on operational excellence; and the strength of our market leadership positions.
Going forward, our manufacturing businesses are prepared to flex as the demands in their markets shift. I am confident in their ability to successfully respond to changes in their markets. In a rapidly changing business climate like the one we are experiencing, we are fortunate to have a highly-seasoned group of employees. I will now turn it over to Steve Menzies for his comments.